      Exhibit C

NEES GLOBAL, INC.
Consolidated Statement of Cash Flows
For the Twelve Months Ended December 31, 1998
(Unaudited, Subject to Adjustment)
(thousands of dollars)
Operating Activities:

     Net loss     $(1,253)
     Adjustments to reconcile net loss to
          net cash provided by operating
          activities:
          Depreciation     1,169
          Loss on investments      1,484
          Deferred income taxes     466
          (Increase)/decrease in accounts receivable     (49)
          (Increase)/decrease in other current assets     (1,231)
          Increase/(decrease) in accounts payable      19
          Increase/(decrease) in other current liabilities     312
          Other, net     1,099
               -------
Net cash used in operating activities     $ 2,016
               -------


Investing Activities:

     Fixed asset expenditures     $(13,713)
     Investment in HydroServ Group, LLC     (120)
     Investment in Nexus, Inc.     (750)
     Investment in AllEnergy Marketing Co., LLC     (513)
     Investment in New England Water Heater Co., Inc.     (4,228)
               --------
Net cash used in investing activities     $(19,324)
               --------

Financing Activities:

     Subordinated notes payable to parent-net     $13,252
     Capital contribution from parent     4,353
               -------
Net cash provided by financing activities     $17,605
               -------

Net increase/(decrease) in cash and cash equivalents     $   297
Cash and cash equivalents at beginning of period     298
               -------
Cash and cash equivalents at end of period     $   595
               =======
